FOR IMMEDIATE RELEASE

TORRENT CLOSES $25 MILLION FINANCING

Seattle, Washington – June 30, 2006 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) is pleased to announce that it has completed a $25,000,000 preferred share offering. Under the terms of this financing, the Company has received gross proceeds of $9,000,000 and is scheduled to receive another $8,500,000 upon filing of a registration statement registering the offering plus another $7,500,000 upon effectiveness of the registration statement. These proceeds will be used to fund the development of the Company’s Coos Bay project, exploration of its Washington State project and for general working capital. For more details, please review the Company’s Form 8-K filing regarding the offering.

     Torrent President and Chief Executive Officer, John Carlson, states “this funding should ensure that we have the necessary capital to generate gas production revenue from our Coos Bay project this fiscal year, and to commence an aggressive drilling program on our Washington project”.

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves in the Northwestern United States. The Company’s primary objective is to create value for stakeholders by applying strong technical expertise to projects. The current focus of the Company’s Oregon subsidiary, Methane Energy Corp., is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 116,000 acres of prospective land. The Company’s Washington subsidiary, Cascadia Energy, is focused on two projects in southwestern Washington State where it holds substantial lease and lease option commitments. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION
John D. Carlson, President & CEO

For more information contact:
Bruce Nurse, Corporate Communications
info@torrentenergy.com
1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to our intention to file a registration statement and have it declared effective so we can collect $16,000,000 of the $25,000,000 private placement of Preferred Shares; that the funding should ensure that we have the necessary capital to generate gas production revenue from our Coos Bay project this fiscal year, and to commence an aggressive drilling program on our Washington project. It is important to note that actual outcomes and the Company’s actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include our inability to file or have declared effective a registration statement in the time frame set out in documents signed with the investor, or at all; the risk that there are cost overruns or insufficient gas to produce revenues as we expect; and the possibility that we determine that the Coos Bay project or the Washington State project is not viable and therefore expend proceeds on other projects. For more risk factors about our Company, readers should refer to risk disclosure in our recent forms 10-KSB and 10-QSB filed with the SEC on Edgar.